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                                                                      EXHIBIT 12

                   GATX FINANCIAL CORPORATION AND SUBSIDIARIES

               COMPUTATION OF RATIOS OF EARNINGS TO FIXED CHARGES



                                                         YEAR ENDED DECEMBER 31
                                               ------------------------------------------
                                                2006     2005     2004     2003     2002
                                               ------   ------   ------   ------   ------
                                                       IN MILLIONS, EXCEPT RATIOS


Earnings available for fixed charges:
     Income from continuing operations before
       cumulative effect of accounting
       change................................  $210.6   $166.5   $200.9   $104.8   $ 60.6
Add (deduct):
  Income taxes...............................   107.4    100.0    114.0     47.7     30.6
  Share of affiliates' earnings, net of
     distributions received..................   (39.9)   (33.5)   (23.2)   (32.5)    (0.1)
  Interest on indebtedness and amortization
     of debt discount and expense............   108.9     85.1    105.6    117.3    135.6
  Interest portion of operating lease
     expense.................................    99.4    112.9    110.0    117.2    123.0
                                               ------   ------   ------   ------   ------
Total earnings available for fixed charges...  $486.4   $431.0   $507.3   $354.5   $349.7
                                               ------   ------   ------   ------   ------
Fixed charges:
  Interest on indebtedness and amortization
     of debt discount and expense............  $108.9   $ 85.1   $105.6   $117.3   $135.6
  Capitalized interest.......................      --       --       --       --       --
  Interest portion of operating lease
     expense.................................    99.4    112.9    110.0    117.2    123.0
                                               ------   ------   ------   ------   ------
Fixed charges................................  $208.3   $198.0   $215.6   $234.5   $258.6
                                               ------   ------   ------   ------   ------
Ratio of earnings to fixed charges(a)........    2.34x    2.18x    2.35x    1.51x   1.35x


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   (a) The ratio of earnings to fixed charges represents the number of times
       "fixed charges" are covered by "earnings." "Fixed charges" consist of interest on outstanding debt and amortization of debt discount and expense, adjusted for capitalized interest and the interest portion of operating lease expense. "Earnings" consist of income from continuing operations before income taxes and interest portion of fix charges, less share of affiliates' earnings, net of distributions received.


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